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                      SHOPKO STORES, INC. AND SUBSIDIARIES
                EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




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                                                              FIRST HALF AS OF                   FISCAL YEARS ENDED
                                                       ======================================================================
                                                          AUGUST 1,        AUGUST 2,          JANUARY 31,        FEBRUARY 1,
                                                           1998              1997               1998                1997
                                                        (26 WEEKS)         (26 WEEKS)        (52 WEEKS)          (52 WEEKS)
                                                       ======================================================================

RATIO OF EARNINGS TO FIXED CHARGES
==================================
COMPUTATION OF EARNINGS

1    Pretax Income                                    $    13,259      $  13,292           $    81,326         $    75,215
2    Add previously capitalized interest
       amortized during the period                            278            277                   550                 548
3    Less interest capitalized during
       the period                                              17              0                     0                 128
                                                      -----------      ---------           -----------         -----------
4    Total earnings (sum of lines 1 to 3)                  13,520         13,569                81,876              75,635

     COMPUTATION OF FIXED CHARGES

5    Interest (1)                                          18,312         15,172                32,239              32,128
6    Interest factor in rental expense                      2,175          1,369                 2,691               2,657
                                                      -----------      ---------           -----------         -----------
7    Total fixed charges (sum of lines
       5 and 6)                                            20,487         16,541                34,930              34,785

8    TOTAL EARNINGS AND
       FIXED CHARGES (LINE 4
       PLUS LINE 7)                                   $    34,007      $  30,110           $   116,806         $   110,420
                                                      ===========      =========           ===========         ===========
9    Ratio (line 8 divided by line 7)                         1.7            1.8                   3.3                 3.2
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    (1) Includes capitalized interest



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